Exhibit 4.14

Cooperation Framework Agreement

Between

China Central Radio and Television University (The Open University of China) And

CIBT Education Group Inc.

China Central Radio and Television University (hereinafter referred to as "CCRTVU") and CIBT Education Group Inc. (hereinafter referred to as "CIBT") shall sign this Cooperation Framework Agreement under the principles of mutual benefits, trust and joint development. Details of the Agreement are as follows:

1. Cooperating Parties

Party A: China Central Radio and Television University

Address: No.160 Fuxingmennei Street, Beijing, China 100031

Telephone: 0086-10-6641-2407

Legal Representative: Ge Daokai

Party B: CIBT Education Group Inc.

Address: 1200 - 777 West Broadway, Vancouver, BC, Canada V5Z 4J7

Telephone: 001-604-871-9909

Legal Representative: Toby Yam-Chung Chu, President & CEO

2. Introduction of the Parties

2.1 China Central Radio and Television University (CCRTVU)

China Central Radio and Television University (The Open University of China) carries out distance educational activities using an integration of modern media technologies including computer network, satellite TV network, text materials, audiovisual materials, multi-media courseware and internet courses. CCRTVU, together with China's 44 provincial open universities, 956 municipal open universities and 1,875 county-level open universities, forms a modern open and distance education system with the feature of central planning, decentralized administration and multilevel operation. By the spring of 2009, 3.2 million students are enrolled in the various degree programs under the CCRTVUs system with 2.87 million students receiving open education, accounting for one tenths of the total number of students enrolled in post-secondary education in China.

2.2 CIBT Education Group Inc.

CIBT Education Group Inc. ("CIBT") is public traded in the Canadian and the U.S. stock market and is an education management and investment company with a special focus on the global education market. CIBT's subsidiary schools include Sprott-Shaw system schools in Canada and CIBT joint venture schools in China such as CIBT Beijing School of Business and CIBT Beihai International College in Shandong. It is one of the first foreign education providers that developed the joint Chinese-Foreign education programs in China. Sprott-Shaw Community College, founded in 1903, is the oldest and the largest private vocational college in the West Coast of Canada with a Degree Granting Status.

3. Cooperation Principle and Objective

3.1

Principle: Under the premises of sharing a common goal, complementary advantages and mutual benefits, Party A and Party B shall help each other introduce innovative education ideas and management models, broaden educational scope and improve education quality by utilizing their respective teaching resources, educational advantages to develop cooperative education programs within and outside China and Canada.

3.2	Both Parties shall make efforts to achieve the following objectives:

3.2.1	Promote CCRTVU's international programs to the world by using the education network of CIBT's Sprott-Shaw schools in North America, Asia and other parts of the world;

3.2.2	Introduce international programs, courses and instructors from CIBT's Sprott-Shaw schools and other famous foreign institutions to develop joint programs in China;

3.2.3	Provide students with international exchange and career service through Party A and Party B's local and international network and channels.

4. Intended Cooperation Field

4.1

CCRTVU and CIBT's Cooperation shall utilize CIBT's campuses in North America and other countries to establish education centers to offer CCRTVU's Chinese language education programs and special Chinese culture study courses.

4.2

One of CIBT's subsidiaries, Beijing Fenghua International Education Consulting Co. Ltd. and CCRTVU shall cooperate in developing Hotel Management program, introduce foreign professional courses, teaching materials and certification training system in order to establish certification centers for Hotel Management Programs at provincial open universities and its subsidiary colleges.

4.3	CCRTVU and CIBT shall cooperate in English Language Training Program including jointly developing courses and textbooks and conducting joint teaching activities. In cases where CCRTVU didn't participate in developing the English programs, CCRTVU shall consider introducing CIBT to other provincial universities under CCRTVU for the cooperation and provide guidance.

4.4	CIBT shall assist CCRTVU in related teacher training and exchange activities. CIBT shall provide or help arrange training services from Canada or the U.S.A.

5. Miscellaneous Terms

5.1

On the basis of this Agreement, both Parties shall arrange respective subordinate departments to further explore specific cooperative issues. According to the progress of each program discussion, both Parties can sign separate agreement on each individual program and run the program independently.

5.2

CCRTVU and CIBT shall consider cooperation in other distance education fields and vocational education training. If both Parties reach an agreement on new cooperation programs in the future, the operation of new programs shall be conducted in line with this Framework Agreement.

6. Language and Effective Date

This Agreement shall be signed by legal representatives or entrusted agents from Party A and Party B and shall be effective from the day on which it is signed by both Parties. Further cooperative agreements shall be signed regarding details of the cooperation. This Agreement shall be signed in four original copies with the same legal binding power, and in both Chinese and English languages with the same contents. Should there be any difference between the Chinese and English version, the Chinese version shall be deemed accurate. Each party shall hold two English and two Chinese copies of the original agreement.

7. Term, Amendment, Renewal and Termination

7.1 The term of this Agreement shall be determined according to the implementation period of specific programs. Party A and Party B shall make amendment of this Agreement on the basis of mutual agreement. If either Party intends to renew this Agreement, this Party shall inform the other party in a written notice 6 months prior to termination.

Signature of Party A and Party B

Party A: China Central Radio and TV University (The Open University of China)

"Zhang Shaogang"
Zhang Shaogang, Vice President

Date: October 16, 2009

Party B: CIBT Education Group Inc.

"Toby Yam-Chung Chu"
Toby Yam-Chung Chu, President & CEO

Date: October 16, 2009